DHI Group, Inc. Reports First Quarter 2015 Results

•	Revenues increased 5% year-over-year to $63.8 million in the first quarter

•	Net income for the first quarter totaled $5.1 million, resulting in diluted earnings per share of $0.09 compared to $0.08 in the first quarter of 2014

•	Cash flows from operations totaled $19.1 million for the first quarter compared to $12.0 million for the first quarter of 2014, an increase of 59%

•	Dice’s Open Web annual customer count increased 24% from year-end 2014

New York, New York, April 29, 2015 - DHI Group, Inc. (formerly known as Dice Holdings, Inc.) (NYSE: DHX) (the “Company”), a leading provider of specialized websites and services for professional communities, today reported financial results for the quarter ended March 31, 2015.
“We are pleased with our progress on key strategic initiatives across the business, as well as with having generated revenue growth across most of our operating segments,” said Michael Durney, President and Chief Executive Officer. “During the first quarter, we saw an increase in the rate of sales of our Open Web™ product in both the technology and financial services verticals. Additionally, our Dice team continued to innovate for both technology professionals and customers, including the launch of updated versions of an integrated Open Web and Talent Match experience that unifies user workflow and is driving improved usage for both products. We are also pleased with the ongoing progress of the brands acquired in the onTargetjobs transaction, with growth across the Healthcare and Hospitality verticals.”
Revenues for the quarter ended March 31, 2015 totaled $63.8 million, an increase of 5% from $60.7 million in the comparable quarter of 2014, reflecting year-over-year growth in most of the operating segments.
Operating expenses for the first quarter totaled $54.6 million, an increase of $1.8 million from the comparable quarter of 2014. The increase was primarily due to higher year-over-year sales and marketing expense and additional headcount in part resulting from the acquisition of OilCareers in March 2014, partially offset by lower depreciation and amortization expenses.
The Company’s net income for the quarter ended March 31, 2015 totaled $5.1 million, resulting in diluted earnings per share of $0.09.
Net cash provided by operating activities totaled $19.1 million for the quarter ended March 31, 2015, as compared to $12.0 million for the quarter ended March 31, 2014, an increase of 59%.
Adjusted EBITDA for the quarter ended March 31, 2015 totaled $17.6 million, or 28% of Adjusted Revenues. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations.”

Operating Segment Results
For the quarter ended March 31, 2015, Tech & Clearance segment revenues increased 5% year-over-year to $33.3 million, or 52% of consolidated revenues, with growth in all of the segment brands. ClearanceJobs, while only accounting for 4% of our overall revenues, achieved year-over-year growth of 19%.
Finance segment revenues for the first quarter of 2015 decreased $0.2 million or 3% year-over-year to $8.6 million, with currency translation negatively impacting revenues by $0.6 million. On a constant currency basis, revenues increased 5% year-over-year.
The Energy segment revenues grew 7% year-over-year to $6.3 million in the quarter ended March 31, 2015. OilCareers, acquired in March 2014 and integrated into the Company’s Rigzone platform in March 2015, contributed to the growth in revenues in the first quarter. During the first quarter, the Energy business continued to see the negative impact on recruitment and advertising activity from increased instability in the overall market.

For the quarter ended March 31, 2015, the Healthcare segment contributed $7.1 million in revenues, an increase of $0.6 million year-over-year. The increase primarily reflects the impact of the fair value adjustment for deferred revenue in 2014 ($0.4 million). In addition, we have seen an increase in usage at both HealtheCareers and BioSpace. Hospitality segment revenues for the first quarter of 2015 were $4.0 million, an increase of $1.1 million year-over-year. The increase reflects the impact of the fair value adjustment for deferred revenue in 2014 ($0.5 million) and accelerated usage of job postings by customers.

Corporate & Other segment revenues decreased 6% to $4.5 million for the quarter ended March 31, 2015, reflecting a decline in certain revenue streams at Slashdot Media.

“During the first quarter, we demonstrated continued improvement in the financial performance of our core businesses, with revenue growth in most of our operating segments despite headwinds from currency and the negative impact of lower recruitment activity resulting from the dramatic decline in oil prices on our Energy segment,” said John Roberts, Chief Financial Officer.

Balance Sheet
Deferred revenue at March 31, 2015 was $90.8 million compared to $88.2 million at March 31, 2014 and $86.4 million at December 31, 2014. The $2.6 million or 3% year-over-year increase was primarily driven by our Tech & Clearance segment, which grew 5%, as well as the Finance segment, partially offset by a decrease in the Energy segment.
Net Debt, defined as total debt less cash and cash equivalents, was $76.9 million at March 31, 2015, consisting of total debt of $104.9 million minus cash and cash equivalents of $28.0 million. This compares to Net Debt of $83.7 million at December 31, 2014, consisting of total debt of $110.5 million minus cash and cash equivalents of $26.8 million.

During the first quarter of 2015, the Company purchased approximately 1.0 million shares of its common stock pursuant to its stock repurchase plan at an average cost of $8.91 per share, for a total cost of approximately $9.2 million.

Business Outlook

“Looking ahead to the balance of 2015, we will continue to build on the accomplishments of 2014 and are making measurable progress on our key strategic initiatives.  We continue to accelerate innovation and leadership across all of our brands.  To that end, we are pursuing new areas of growth, with further development of, and improvements to, the successes we have been seeing with multiple products and services.  Today, we have a more diversified, multi-brand business model that enables us to offset, in part, near-term headwinds from currency effects and the reduction in recruitment and advertising activity in our Energy business while continuing to build a stronger platform for longer-term growth,” said Michael Durney, President and CEO.
The Company is providing a current, point-in-time view of estimated financial performance for the quarter ending June 30, 2015 and the year ending December 31, 2015 based on its assessment as of April 29, 2015. The Company’s estimated financial performance for 2015 reflects investments in new growth initiatives, ongoing investments related to product development including Open Web and the anticipated negative impact of currency fluctuations compared to 2014. Additionally, the Company’s estimated financial performance for 2015 reflects the anticipated negative impact on its Energy segment from the reduction in recruitment and advertising activity resulting from the significant decline in oil prices.
The Company’s actual performance will vary based on a number of factors including those that are outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures” and for required reconciliations to the most comparable GAAP measures, see “Supplemental Information and Non-GAAP Reconciliations.”

	Quarter ending June 30, 2015	Year ending December 31, 2015

Revenues	$64.0 - $65.5 mm	$263.0 - $271.0 mm

Estimated Contribution by Segment
Tech & Clearance	53%	53%
Finance	13%	13%
Energy	10%	9%
Healthcare	11%	12%
Hospitality	6%	6%
Corporate & Other	7%	7%

Adjusted EBITDA	$17.0 - $18.0 mm	$77.0 - $82.0 mm

Depreciation and amortization	$5.8 - $6.0 mm	$23.1 - $23.7 mm
Non-cash stock compensation expense	$2.4 - $2.5 mm	$9.8 - $10.2 mm
Interest expense, net	$0.7 - $0.8 mm	$3.0 - $3.3 mm
Income taxes	$3.2 - $3.5 mm	$15.9 - $17.3 mm

Net income	$5.0 - $5.5 mm	$25.0 - $27.0 mm

Diluted earnings per share	$0.09 - $0.10	$0.46 - $0.50

Diluted share count	54 million	54 million

Conference Call Information

The Company will host a conference call to discuss first quarter results today at 8:30 a.m. Eastern Time.  Hosting the call will be Michael Durney, President and Chief Executive Officer, and John Roberts, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-866-777-2509 or for international callers by dialing 1-412-317-5413. Please ask to be joined to the DHI Group, Inc. call. A replay will be available one hour after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers; the replay passcode is 10063657. The replay will be available until May 7, 2015.

The call will also be webcast live from the Company’s website at www.dhigroupinc.com under the Investor Relations section.

Investor Contact

Jennifer Milan
Director, Investor Relations
DHI Group, Inc.
212-448-4181
ir@dhigroupinc.com

Media Contact

Courtney Chamberlain
Public Relations & Investor Relations Associate
DHI Group, Inc.
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc.

DHI Group, Inc. (NYSE: DHX) (formerly known as Dice Holdings, Inc.) is a leading provider of specialized websites and services for professional communities including technology and security clearance, financial services, energy, healthcare and hospitality. Our mission is to empower professionals and organizations to compete and win through specialized insights and relevant connections. Employers and recruiters use our websites and services to source and hire the most qualified professionals in select and highly-skilled occupations, while professionals use our websites and services to find the best employment opportunities in and most timely news and information about their respective areas of expertise. For almost 25 years, we have built our company on providing employers and recruiters with efficient access to high-quality, unique professional communities and offering the professionals in those communities access to highly-relevant career opportunities, news, tools and information. Today, we serve multiple markets primarily located throughout North America, Europe and the Asia Pacific region.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, Adjusted Revenues, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes. The Company has provided required reconciliations to the most comparable GAAP measures in the section entitled “Supplemental Information and Non-GAAP Reconciliations.”
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income plus (to the extent deducted in calculating such net income) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.
Adjusted Revenues
Adjusted Revenues is a non-GAAP metric used by management to measure operating performance. Adjusted Revenues represents Revenues plus the add back of the fair value adjustment to deferred revenue related to purchase accounting of acquisitions. We consider Adjusted Revenues to be an important measure to evaluate the performance of our acquisitions.
Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period and is adjusted for acquisition related payments within operating cash flows.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents less total debt. Net Debt is defined as total debt less cash and cash equivalents. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contain forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, all of which are available on the Investors page of our website at www.dhigroupinc.com, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (Dice Holdings, Inc. as of December 31, 2014), under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by applicable law.

DHI GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended March 31,
	2015	2014

Revenues	$63,770	$60,690

Operating expenses:
Cost of revenues	9,625	8,854
Product development	7,089	6,403
Sales and marketing	20,678	19,018
General and administrative	11,272	11,362
Depreciation	2,203	2,821
Amortization of intangible assets	3,743	4,311
Change in acquisition related contingencies	—	45
Total operating expenses	54,610	52,814
Operating income	9,160	7,876
Interest expense	(808)	(893)
Other expense	(27)	(8)
Income before income taxes	8,325	6,975
Income tax expense	3,233	2,580
Net income	$5,092	$4,395

Basic earnings per share	$0.10	$0.08
Diluted earnings per share	$0.09	$0.08

Weighted average basic shares outstanding	52,267	53,105
Weighted average diluted shares outstanding	54,292	55,376

DHI GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$5,092	$4,395
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	2,203	2,821
Amortization of intangible assets	3,743	4,311
Deferred income taxes	(586)	(1,452)
Amortization of deferred financing costs	104	93
Stock based compensation	2,503	2,346
Change in acquisition related contingencies	—	45
Change in accrual for unrecognized tax benefits	83	153
Changes in operating assets and liabilities:
Accounts receivable	2,327	(4,143)
Prepaid expenses and other assets	(495)	(2,544)
Accounts payable and accrued expenses	(4,164)	(5,763)
Income taxes receivable/payable	2,923	2,169
Deferred revenue	5,431	9,587
Other, net	(44)	2
Net cash flows from operating activities	19,120	12,020
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(26,724)
Purchases of fixed assets	(2,476)	(2,569)
Net cash flows from investing activities	(2,476)	(29,293)
Cash flows from financing activities:
Payments on long-term debt	(10,625)	(3,625)
Proceeds from long-term debt	5,000	6,000
Payments under stock repurchase plan	(8,716)	(6,872)
Payment of acquisition related contingencies	(3,829)	(824)
Proceeds from stock option exercises	3,287	2,514
Purchase of treasury stock related to vested restricted stock	(1,532)	(1,054)
Excess tax benefit over book expense from stock based compensation	376	197
Net cash flows from financing activities	(16,039)	(3,664)
Effect of exchange rate changes	583	(373)
Net change in cash and cash equivalents for the period	1,188	(21,310)
Cash and cash equivalents, beginning of period	26,777	39,351
Cash and cash equivalents, end of period	$27,965	$18,041

DHI GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	March 31, 2015	December 31, 2014
Current assets
Cash and cash equivalents	$27,965	$26,777
Accounts receivable, net	45,970	49,048
Deferred income taxes—current	3,340	3,373
Income taxes receivable	1,444	3,973
Prepaid and other current assets	5,348	4,764
Total current assets	84,067	87,935
Fixed assets, net	16,233	16,066
Acquired intangible assets, net	76,282	81,345
Goodwill	234,751	239,256
Deferred financing costs, net	1,216	1,320
Deferred income taxes—non-current	249	399
Other assets	789	926
Total assets	$413,587	$427,247
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$21,691	$25,714
Deferred revenue	90,771	86,444
Current portion of acquisition related contingencies	—	3,883
Current portion of long-term debt	3,125	2,500
Deferred income taxes—current	5	3
Income taxes payable	1,614	1,205
Total current liabilities	117,206	119,749
Long-term debt	101,750	108,000
Deferred income taxes—non-current	14,599	15,478
Accrual for unrecognized tax benefits	3,475	3,392
Other long-term liabilities	2,766	2,830
Total liabilities	239,796	249,449
Total stockholders’ equity	173,791	177,798
Total liabilities and stockholders’ equity	$413,587	$427,247

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the quarters ended March 31, 2015 and 2014 and a balance sheet as of March 31, 2015 and December 31, 2014 are provided elsewhere in this press release.

DHI GROUP, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended March 31,
	2015	2014
Revenues by Segment (GAAP Revenue)
Tech & Clearance (1)	$33,324	$31,834
Finance	8,585	8,809
Energy	6,319	5,921
Healthcare	7,067	6,451
Hospitality	4,011	2,931
Corporate & Other (1)	4,464	4,744
	$63,770	$60,690
Add back fair value adjustment to deferred revenue
Tech & Clearance	$—	$179
Energy	—	126
Healthcare	—	413
Hospitality	—	524
	$—	$1,242
Adjusted Revenues by Segment
Tech & Clearance	$33,324	$32,013
Finance	8,585	8,809
Energy	6,319	6,047
Healthcare	7,067	6,864
Hospitality	4,011	3,455
Corporate & Other	4,464	4,744
	$63,770	$61,932
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$5,092	$4,395
Interest expense	808	893
Income tax expense	3,233	2,580
Depreciation	2,203	2,821
Amortization of intangible assets	3,743	4,311
Change in acquisition related contingencies	—	45
Non-cash stock compensation expense	2,503	2,346
Deferred revenue adjustment	—	1,242
Other	27	8
Adjusted EBITDA	$17,609	$18,641

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$19,120	$12,020
Interest expense	808	893
Amortization of deferred financing costs	(104)	(93)
Income tax expense	3,233	2,580
Deferred income taxes	586	1,452
Change in accrual for unrecognized tax benefits	(83)	(153)
Change in accounts receivable	(2,327)	4,143
Change in deferred revenue	(5,431)	(9,587)
Deferred revenue adjustment	—	1,242
Changes in working capital and other	1,807	6,144
Adjusted EBITDA	$17,609	$18,641

DHI GROUP, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

	For the three months ended March 31,
	2015	2014

Adjusted EBITDA	$17,609	$18,641
Adjusted EBITDA Margin (2)	27.6%	30.1%

Calculation of Free Cash Flow
Net cash provided by operating activities	$19,120	$12,020
Purchases of fixed assets	(2,476)	(2,569)
Free Cash Flow	$16,644	$9,451

Dice Recruitment Package Customers
Beginning of period	7,800	8,100
End of period	7,800	8,000
Average for the period (3)	7,800	8,100

Dice Average Monthly Revenue per Recruitment Package Customer (4)	$1,055	$1,022

Segment Definitions:
Tech & Clearance: Dice, ClearanceJobs, The IT Job Board and related career fairs
Finance: eFinancialCareers
Energy: Rigzone, OilCareers (from acquisition, March 2014 and integrated into the Rigzone platform in March 2015) and related career fairs
Healthcare: HEALTHeCAREERS and BioSpace
Hospitality: Hcareers
Corporate & Other: Corporate related costs, Slashdot Media and WorkDigital

(1) The 2014 period reflects a reclassification of certain revenue from the Tech & Clearance segment to the Corporate & Other segment.
(2) Adjusted EBITDA margin is computed as Adjusted EBITDA divided by Adjusted Revenues.
(3) Reflects the daily average of recruitment package customers during the period.
(4) Reflects simple average of three months in each period.